Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-209516) and Form S-8 (Nos. 333-212157, 333-181178, 333-155764, 333-106661, and 333-106656) of First BanCorp. of our report dated March 31, 2020, except for the effects of the changes to comply with Regulation S-X and the effects of the revisions discussed in Note 1 to the consolidated financial statements, as to which the date is November 18, 2020, relating to the consolidated financial statements of Santander BanCorp, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
San Juan, Puerto Rico
November 18, 2020